Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Intellicheck Mobilisa, Inc. on Form S-1 (333-201168) to be filed on or about January 8, 2015 (the “Amendment”) of our report dated December 19, 2014, on our audit of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013. We also consent to the reference of our firm under the caption “Experts” in the Amendment.

/s/Eisner Amper LLP

Iselin, New Jersey

January 8, 2015